RESIGNATION NOTICE OF PIZZA INN, INC.'S SENIOR VICE PRESIDENT -CORPORATE
                         DEVELOPMENT AND GENERAL COUNSEL

THE COLONY, TX - Pizza Inn, Inc. (NASDAQ: PZZI) announced today that B. Keith Clark, the Company's Senior Vice President - Corporate Development and General Counsel, notified the Company on the 24th of June that his earlier termination notice should be considered notice of termination pursuant to Section 2.02 of his Employment Agreement within twelve months after a Change of Control (as that term is defined in his Employment Agreement). Mr. Clark also advised the Company that his termination should be considered to be for "good reason" (as that term is defined in his Employment Agreement) pursuant to Section 2.03. Based on these assertions, Mr. Clark claims that the Company is obligated to pay him a lump sum cash severance payment of two and one-half times his current annual salary plus the highest amount of bonus and other cash compensation received by him during any one of the immediately preceding three fiscal years.

The Company is of the opinion that no Change of Control has occurred, and that Mr. Clark's termination of his employment is not for "good reason". As a result, the Company does not believe it is obligated to make any severance payment to Mr. Clark.

Pizza Inn, Inc. is headquartered in The Colony, Texas, along with its distribution division, Norco Restaurant Distribution Services. Pizza Inn represents over 400 restaurants with annual sales of approximately $170 million.